Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

FBR & Co.

Arlington, Virginia

We hereby consent to the incorporation by reference in the Prospectus constituting a part of a Registration Statement on Form S-3 (No. 333-216763) of B. Riley Financial, Inc. of our reports dated March 13, 2017, relating to the consolidated financial statements of FBR & Co. and the effectiveness of FBR & Co.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

McLean, Virginia

May 23, 2017